November 6, 2001



U.S. Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


RE:  ICRYSTAL, INC., SEC FILE NO. 000-29417


Ladies and Gentlemen:

We have read the statements made by iCrystal, Inc. (copy attached), which we understand will be filed with the U.S. Securities & Exchange Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K/A report dated November 6, 2001. We agree with the statements concerning Moss Adams LLP in such Form 8-K/A. We have no basis to agree or disagree with other statements of the registrant contained therein.

Respectfully,




B. Bryan Cartwright, CPA for
MOSS ADAMS LLP


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